Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS SECOND QUARTER 2018 RESULTS

•	Second quarter comparable store sales increase of 4.6%

•	38% increase in second quarter diluted earnings per share to $4.28

•	Net cash provided by operating activities increased 23%

Springfield, MO, July 25, 2018 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its second quarter ended June 30, 2018.

2nd Quarter Financial Results
Greg Johnson, O’Reilly’s CEO and Co-President, commented, “We are very pleased to report another profitable quarter, highlighted by a solid 4.6% increase in comparable store sales, which exceeded the top of our guidance range for the second quarter.  Our top-line performance, driven by Team O’Reilly’s commitment to providing consistent, excellent customer service, and our relentless focus on profitable growth resulted in a 38% increase in diluted earnings per share to $4.28 for the second quarter. I would like to thank each of our nearly 80,000 Team Members for their dedication and hard work, which continues to be the catalyst for our long-term success.”

Sales for the second quarter ended June 30, 2018, increased $165 million, or 7%, to $2.46 billion from $2.29 billion for the same period one year ago. Gross profit for the second quarter increased 7% to $1.29 billion (or 52.5% of sales) from $1.20 billion (or 52.4% of sales) for the same period one year ago. Selling, general and administrative expenses (“SG&A”) for the second quarter increased 9% to $809 million (or 33.0% of sales) from $743 million (or 32.4% of sales) for the same period one year ago. Operating income for the second quarter increased 5% to $479 million (or 19.5% of sales) from $457 million (or 20.0% of sales) for the same period one year ago. The Company’s second quarter 2017 operating income included the benefit of a $9 million reduction in its legal accruals following the expiration of the statute of limitations related to a legacy claim, which decreased second quarter 2017 SG&A and increased second quarter 2017 operating margin by 40 basis points.

Net income for the second quarter ended June 30, 2018, increased $70 million, or 25%, to $353 million (or 14.4% of sales) from $283 million (or 12.3% of sales) for the same period one year ago. Diluted earnings per common share for the second quarter increased 38% to $4.28 on 83 million shares versus $3.10 on 91 million shares for the same period one year ago.

Year-to-Date Financial Results
Sales for the first six months of 2018 increased $292 million, or 7%, to $4.74 billion from $4.45 billion for the same period one year ago. Gross profit for the first six months of 2018 increased 7% to $2.49 billion (or 52.5% of sales) from $2.33 billion (or 52.4% of sales) for the same period one year ago. SG&A for the first six months of 2018 increased 8% to $1.59 billion (or 33.5% of sales) from $1.47 billion (or 33.1% of sales) for the same period one year ago. Operating income for the first six months of 2018 increased 5% to $902 million (or 19.0% of sales) from $861 million (or 19.4% of sales) for the same period one year ago.

Net income for the first six months of 2018 increased $110 million, or 20%, to $658 million (or 13.9% of sales) from $548 million (or 12.3% of sales) for the same period one year ago. Diluted earnings per common share for the first six months of 2018 increased 33% to $7.89 on 83 million shares versus $5.93 on 92 million shares for the same period one year ago.

Mr. Johnson continued, “We are establishing our third quarter comparable store sales guidance at a range of 2% to 4%. We expect solid business trends to continue; however, during the quarter we face the headwind from an additional Sunday, our lowest volume day, and short-term pressure to miles driven, as consumers adjust to increasing gas prices. Based on our strong year-to-date performance, we are increasing our full-year earnings per share guidance from a range of $15.30 to $15.40 to a range of $15.70 to $15.80.”

Mr. Johnson concluded, “We opened 128 net, new stores during the first half of 2018, and we are very well positioned to achieve our target of 200 net, new stores. Our new stores continue to perform well, and we remain confident in our ability to grow our market share in both new and existing areas. Overall, the long-term demand drivers in our industry remain solid, including a growing and aging vehicle fleet driven over three trillion miles each year, and we are extremely confident in our Team’s ability to continue to provide industry-leading customer service, supported by unsurpassed parts availability. We would like to again thank Team O’Reilly for our solid results in the first half of 2018, and we look forward to building on that success during the second half of the year.”

Share Repurchase Program
During the second quarter ended June 30, 2018, the Company repurchased 1.6 million shares of its common stock, at an average price per share of $264.38, for a total investment of $416 million. During the first six months ended June 30, 2018, the Company repurchased 3.8 million shares of its common stock, at an average price per share of $256.64, for a total investment of $966 million. Subsequent to the end of the second quarter and through the date of this release, the Company repurchased an additional 0.5 million shares of its common stock, at an average price per share of $281.68, for a total investment of $132 million. The Company has repurchased a total of 70.5 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $143.76, for a total aggregate investment of $10.13 billion. As of the date of this release, the Company had approximately $618 million remaining under its current share repurchase authorization.

2nd Quarter Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members. Online sales, resulting from ship-to-home orders and pick-up-in-store orders, for stores open at least one year, are included in the comparable store sales calculation. Comparable store sales increased 4.6% for the second quarter ended June 30, 2018, on top of 1.7% for the same period one year ago. Comparable store sales increased 4.0% for the six months ended June 30, 2018, on top of 1.3% for the same period one year ago.

3rd Quarter and Updated Full-Year 2018 Guidance
The table below outlines the Company’s guidance for selected third quarter and updated full-year 2018 financial data:

	For the Three Months Ending September 30, 2018	For the Year Ending December 31, 2018
Comparable store sales	2% to 4%	2% to 4%
Total revenue		$9.4 billion to $9.6 billion
Gross profit as a percentage of sales		52.5% to 53.0%
Operating income as a percentage of sales		18.5% to 19.0%
Effective income tax rate		22% to 23%
Diluted earnings per share (1)	$4.20 to $4.30	$15.70 to $15.80
Net cash provided by operating activities		$1.62 billion to $1.75 billion
Capital expenditures		$490 million to $520 million
Free cash flow (2)		$1.1 billion to $1.2 billion

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.

(2)
Free cash flow is a non-GAAP financial measure. The table below reconciles Free cash flow guidance to Net cash provided by operating activities guidance, the most directly comparable GAAP financial measure:

(in millions)		For the Year Ending December 31, 2018
Net cash provided by operating activities		$1,620	to	$1,750
Less:	Capital expenditures	490	to	520
	Excess tax benefit from share-based compensation payments	30	to	30
Free cash flow		$1,100	to	$1,200

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the table above and the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, July 26, 2018, at 10:00 a.m. Central Time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 619-6397; the conference call identification number is 47086777. A replay of the conference call will be available on the Company’s website through Thursday, July 25, 2019.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of June 30, 2018, the Company operated 5,147 stores in 47 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, the impact of the U.S. Tax Cuts and Jobs Act, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2017, for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2018	June 30, 2017	December 31, 2017
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$36,868	$26,528	$46,348
Accounts receivable, net	241,142	203,673	216,251
Amounts receivable from suppliers	78,950	61,876	76,236
Inventory	3,091,719	2,959,315	3,009,800
Other current assets	52,038	38,197	49,037
Total current assets	3,500,717	3,289,589	3,397,672

Property and equipment, at cost	5,384,634	5,035,242	5,191,135
Less: accumulated depreciation and amortization	1,949,750	1,805,844	1,847,329
Net property and equipment	3,434,884	3,229,398	3,343,806

Goodwill	789,104	786,938	789,058
Other assets, net	42,035	39,773	41,349
Total assets	$7,766,740	$7,345,698	$7,571,885

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,314,671	$3,091,888	$3,190,029
Self-insurance reserves	74,018	70,198	71,695
Accrued payroll	81,245	70,538	77,147
Accrued benefits and withholdings	73,006	59,099	69,308
Income taxes payable	13,676	31,803	—
Other current liabilities	262,302	242,607	239,187
Total current liabilities	3,818,918	3,566,133	3,647,366

Long-term debt	3,253,538	2,604,062	2,978,390
Deferred income taxes	94,430	98,048	85,406
Other liabilities	214,864	208,143	207,677

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
80,987,794 as of June 30, 2018,
87,998,971 as of June 30, 2017, and
84,302,187 as of December 31, 2017	810	880	843
Additional paid-in capital	1,247,837	1,296,674	1,265,043
Retained deficit	(863,657)	(428,242)	(612,840)
Total shareholders’ equity	384,990	869,312	653,046

Total liabilities and shareholders’ equity	$7,766,740	$7,345,698	$7,571,885
Note: The balance sheet at December 31, 2017, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Sales	$2,456,073	$2,290,829	$4,738,754	$4,447,088
Cost of goods sold, including warehouse and distribution expenses	1,167,435	1,090,767	2,248,858	2,115,879
Gross profit	1,288,638	1,200,062	2,489,896	2,331,209

Selling, general and administrative expenses	809,488	742,617	1,587,900	1,470,607
Operating income	479,150	457,445	901,996	860,602

Other income (expense):
Interest expense	(30,862)	(20,827)	(59,079)	(40,231)
Interest income	597	470	1,169	1,176
Other, net	988	(762)	1,193	3
Total other expense	(29,277)	(21,119)	(56,717)	(39,052)

Income before income taxes	449,873	436,326	845,279	821,550
Provision for income taxes	96,800	153,505	187,300	273,795
Net income	$353,073	$282,821	$657,979	$547,755

Earnings per share-basic:
Earnings per share	$4.32	$3.14	$7.96	$6.02
Weighted-average common shares outstanding – basic	81,733	90,030	82,624	91,012

Earnings per share-assuming dilution:
Earnings per share	$4.28	$3.10	$7.89	$5.93
Weighted-average common shares outstanding – assuming dilution	82,536	91,299	83,430	92,347

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Six Months Ended June 30,
	2018	2017

Operating activities:
Net income	$657,979	$547,755
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	130,792	114,959
Amortization of debt discount and issuance costs	1,649	1,344
Deferred income taxes	9,024	8,049
Share-based compensation programs	10,152	10,353
Other	4,653	6,037
Changes in operating assets and liabilities:
Accounts receivable	(29,550)	(10,797)
Inventory	(81,614)	(179,866)
Accounts payable	124,642	155,124
Income taxes payable	26,439	58,173
Other	21,067	(624)
Net cash provided by operating activities	875,233	710,507

Investing activities:
Purchases of property and equipment	(224,117)	(227,506)
Proceeds from sale of property and equipment	2,936	752
Other	(424)	(1,967)
Net cash used in investing activities	(221,605)	(228,721)

Financing activities:
Proceeds from borrowings on revolving credit facility	1,429,000	1,782,000
Payments on revolving credit facility	(1,650,000)	(1,066,000)
Proceeds from the issuance of long-term debt	498,660	—
Payment of debt issuance costs	(3,923)	(1,827)
Repurchases of common stock	(965,867)	(1,342,591)
Net proceeds from issuance of common stock	31,178	26,718
Other	(2,156)	(156)
Net cash used in financing activities	(663,108)	(601,856)

Net decrease in cash and cash equivalents	(9,480)	(120,070)
Cash and cash equivalents at beginning of the period	46,348	146,598
Cash and cash equivalents at end of the period	$36,868	$26,528

Supplemental disclosures of cash flow information:
Income taxes paid	$150,990	$203,780
Interest paid, net of capitalized interest	55,556	37,151

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Twelve Months Ended June 30,
Adjusted Debt to EBITDAR:		2018	2017
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$3,253,538	$2,604,062
Add:	Letters of credit	36,943	41,196
	Discount on senior notes	4,700	2,854
	Debt issuance costs	16,762	9,083
	Six-times rent expense	1,851,396	1,743,720
Adjusted debt		$5,163,339	$4,400,915

GAAP net income		$1,244,028	$1,072,278
Add:	Interest expense	110,197	77,640
	Provision for income taxes	417,505	572,095
	Depreciation and amortization	249,678	226,395
	Share-based compensation expense	19,200	19,359
	Rent expense	308,566	290,620
EBITDAR		$2,349,174	$2,258,387

Adjusted debt to EBITDAR		2.20	1.95

	June 30,
	2018	2017
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.5
Average inventory per store (in thousands) (2)	$601	$600
Accounts payable to inventory (3)	107.2%	104.5%
Return on assets (4)	16.3%	14.7%

		For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2018	2017	2018	2017
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$442,956	$333,807	$875,233	$710,507
Less:	Capital expenditures	109,274	116,874	224,117	227,506
	Excess tax benefit from share-based compensation payments	13,290	9,165	19,608	32,479
Free cash flow		$320,392	$207,768	$631,508	$450,522

Store and Team Member Information:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2018	2017	2018	2017	2018	2017
Beginning store count	5,097	4,888	5,019	4,829	4,934	4,660
New stores opened	54	50	132	110	220	232
Stores acquired	—	—	—	—	—	48
Stores closed	(4)	(4)	(4)	(5)	(7)	(6)
Ending store count	5,147	4,934	5,147	4,934	5,147	4,934

	For the Three Months Ended June 30,		For the Twelve Months Ended June 30,
	2018	2017	2018	2017
Total employment	79,598	75,692
Square footage (in thousands)	37,781	35,940
Sales per weighted-average square foot (5)	$64.94	$63.64	$249.98	$249.18
Sales per weighted-average store (in thousands) (6)	$476	$463	$1,827	$1,811

(1)    Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2) Calculated as inventory divided by store count at the end of the reported period.
(3) Calculated as accounts payable divided by inventory.
(4)    Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(5)    Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.

(6)    Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.